NASDAQ: ISTR
Initial Public Offering
June 19, 2014
Filed Pursuant to Rule 433
Registration No. 333-196014
June 2014
EXPLANATORY NOTE
This Free Writing Prospectus is filed solely to correct a typographical error in the Free Writing Prospectus that Investar Holding Corporation (“Investar”) filed on June 19, 2014 (the “Original Filing”).  Page
11 of the Original Filing incorrectly stated the amounts of Investar’s loans and deposits in its New Orleans market as of March 31, 2014. This information has been corrected in the current filing.

Offering Disclosure

This presentation has been prepared by Investar Holding Corporation (“Investar” or the “Company”) solely for informational purposes based on its own information, as well as information from industry and public sources.  This presentation has been prepared to assist interested parties in making their own evaluation of Investar and does not purport to contain all of the information that may be relevant.  In all cases, interested parties should conduct their own investigation and analysis of Investar and the data set forth in this presentation and other information provided by or on behalf of Investar.
This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Investar by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of Investar or passed upon the accuracy or adequacy of this presentation.  Any representation to the contrary is a criminal offense.
By accepting this presentation, the recipient acknowledges and agrees that (i) the recipient will not reproduce this presentation, or such other information, in whole or in part, and will use this presentation and such other information solely for purposes of evaluating Investar and (ii) if the recipient does not wish to pursue this matter, the recipient will promptly return this presentation and such other information, if any, to Investar, together with any other materials relating to Investar, which the recipient may have received from either Investar or its subsidiaries, or their respective affiliates, directors, officers, employees, representatives or agents, as well as any notes or written materials prepared by the recipient.
Except as otherwise indicated, this presentation speaks as of the date hereof.  The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.
Certain of the information contained herein may be derived from information provided by industry sources.  Investar believes that such information is accurate and that the sources from which it has been obtained are reliable. Investar cannot guarantee the accuracy of such information, however, and has not independently verified such information.
From time to time, Investar may make forward-looking statements that reflect the Company’s views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “think,
“will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Investar’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Investar believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Unless otherwise required by law,
Investar disclaims any obligation to update any forward-looking statements or its view of any such risks, assumptions and uncertainties or to announce publicly the results of any revisions of the forward-looking statements made in this presentation. Investar qualifies all of its forward-looking statements by these cautionary statements.
Investar has filed a registration statement (including a prospectus), which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Investar has filed with the Securities and Exchange Commission for more complete information about Investar and the offering. You may get these documents for free by visiting Edgar on the
SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Sandler O’Neill + Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com or Sterne, Agee & Leach Inc. at syndicate@sterneagee.com.

Offering Summary
Investar Holding Corporation
ISTR / NASDAQ
Initial Public Offering of Common Stock
$109 million
15%
Primarily to fund organic growth; support strategic
acquisitions; repay indebtedness; general corporate
purposes
Sandler O’Neill + Partners L.P. / Sterne, Agee & Leach, Inc.

2,875,000
$46.0 million
$15.00 - $17.00
Issuer
Ticker / Exchange
Offering Type
Shares to be Issued
Price Range
Gross Proceeds
Pro Forma Market Capitalization
Over-Allotment Option
Use of Proceeds
Underwriters

Senior Management
John J. D’Angelo,
President & CEO
Christopher L. Hufft,
Chief Accounting Officer
•
Founding President and Chief Executive Officer
•
New Orleans native; graduate of Louisiana State University
•
Prior to founding Investar, Mr. D’Angelo was president and director of Aegis
Lending Corporation, a mortgage lending company with operations in 46 states and the District of Columbia
•
Previously, Mr. D’Angelo held various senior positions at Hibernia National Bank
(the predecessor to Capital One Bank, N.A.), focusing on the East Baton Rouge
Parish, Louisiana, market
•
Largest individual shareholder with 3.6% ownership (pre-IPO)
•
Joined the Bank in February 2014 as Chief Accounting Officer
•
Prior to joining the Bank, Mr. Hufft served for 9 years as the Vice President of
Accounting at Amedisys, Inc., a publicly-traded home health and hospice company
•
Mr. Hufft, a licensed certified public accountant, also spent seven years in public accounting, serving both public and privately-held clients in the banking, healthcare and manufacturing sectors
•
B.S. Accounting – Louisiana State University
Travis M. Lavergne,
Chief Credit Officer
•
Served as Executive Vice President and Chief Credit Officer since March, 2013 and
Chief Risk Management Officer since joining in July 2012
•
Prior to joining the Bank, Mr. Lavergne was a Senior Examiner at the Louisiana
Office of Financial Institutions from September 2005 to July 2012
•
B.S. Finance – Louisiana State University
•
M.B.A. Southeastern Louisiana University

Key Employees

Executive Officers & Key Employees
• Core management team has been together since inception
• Company has continued to add experienced staffing to support and drive growth
Rachel P. Cherco
Chief Financial Officer
•
Cashier and Chief Financial Officer of Investar Bank since 2006
•
Chief Financial Officer of United Community Bank (community bank headquartered in Gonzales, LA) from its chartering in 1998 until 2005
Randolf F. Kassmeier
Exec. VP and General Counsel
•
General Counsel of Investar since 2011
•
From 1990 to 2006, Associate General Counsel and Senior Vice President for Hibernia National Bank
•
Following Hibernia National Bank, he practiced law in New Orleans, advising community banks
Ryan P. Finnan
Chief Operations Officer
•
Chief Operations Officer since 2009
•
Previously, Consumer Lending Manager for Investar (joined the bank in January 2008)
•
Prior to joining Investar, Indirect Servicing Manager for Hibernia National Bank/Capital One
Holly Hidalgo-DeKeyzer
Baton Rouge
Regional President
•
Baton Rouge Regional President since 2012
•
Previously served as Chief Lending Officer of Investar Bank from 2006 - 2012
•
Began banking career with Hibernia National Bank in 1984 where she served in both credit and lending roles
Stephen E. Wessel
New Orleans
Regional President
•
New Orleans Regional President since 2012
• Prior, President and CEO of Guaranty Savings Bank and member of the board of directors until its sale
(headquartered in Metairie, LA; $255 million in assets at time of sale)
Cordell H. White
Hammond
Regional President
•
40 years of banking experience including CEO and Director of First Community Bank from 2009 – 2013
•
President and Director of First Federal Savings Bank of New Mexico from 1991 - 1996
Keith Short
Lafayette
Regional President
•
Regional President and Private Banking Division Manager of Investar since April 2013
•
Previously served as IberiaBank’s President of the Florida Markets from 2010 – 2013
•
Over 22 years of banking experience; native of Baton Rouge
Tommy Chiasson
Special Assets Loan Review
Manager
•
Special Assets and Loan Review Manager since February 2013
•
Previously served at Hibernia National Bank / Capital One as Senior Vice President and Special Assets Manager
from 1978 - 2012

Accomplishments to Date
Key Areas Staffed with Experienced Bankers
Very Strong Growth Complemented  by Two Successful Acquisitions
High Quality Organic Loan Portfolio
Nimble Institution Able to Shift Resources as Customers’ Demands Change
Firmly Established in Four Key Louisiana Markets
Since commencing operations in June 2006, Investar has successfully established a profitable commercial bank in multiple growth markets:

INVESTAR
HOLDING CORPORATION

Zachary
Covington
Lafayette
New Orleans
Thibodaux
Morgan City

Franchise Overview

June 2006 – Chartered with an initial
capitalization of $10.1 million
2H 2011 – Opened two additional
branches in Baton Rouge Market
May 2013 – Entered the Hammond
market through the acquisition of
First Community Bank
June 2006
October 2011
October 1, 2011 – Acquired South
Louisiana Business Bank
December 2012
May 2013
July 2013
July 2013 – Entered Lafayette market
by opening a de novo branch
December 2012 – Entered the New
Orleans market through the purchase
of two closed branch locations and
hiring of local bankers
• 10 full-service branches in the Baton Rouge, New
Orleans, Hammond, and Lafayette markets
• 167 employees at 3/31/14
• One planned branch in 2014 and one in 2015
• 5-year CAGRs¹
– Assets – 34.8%
– Loans – 33.2%
– Deposits – 35.2%
May 2009 – Opened second branch in
Baton Rouge
May 2009
FY 2008
FY 2008 – Achieved profitability in
second full year of operations
(1) For the five years ended December 31, 2013
Franchise History
Branch Map
Current

Financial Highlights

(1) Efficiency ratio is a non-GAAP financial measure
Note: Gross loans includes loans held for sale (HFS)
Dollar values in thousands except per share data
As of or Year Ended December 31, Three Months Ended,
2012 2013 3/31/2014
Financial Highlights
Total Assets $375,446 $634,946 $673,964
Gross Loans $305,741 $509,124 $553,407
Total Deposits $299,670 $532,606 $564,194
Total Stockholders' Equity $43,553 $55,483 $56,498
Capital Ratios
TE / TA 11.60% 8.74% 8.38%
Tier 1 Leverage Ratio 11.55% 9.53% 8.80%
Total RBC Ratio 13.95% 11.51% 10.84%
Asset Quality
NPAs / Total Assets 0.62% 0.79% 0.79%
NPLs/Loans 0.02% 0.30% 0.31%
Loan Loss Reserves/NPLs 5136.0% 227.0% 206.0%
NCOs / Avg Loans (0.12%) 0.09% 0.02%
Performance Ratios
Net Income $2,361 $3,168 $879
ROAE 5.90% 6.10% 6.32%
ROAA 0.74% 0.64% 0.55%
Net Interest Margin 4.04% 4.10% 3.93%
Efficiency Ratio¹ 74.32% 78.07% 77.67%
Per Share Data
Tangible Book Value per Share $12.68 $13.24 $13.50
Diluted Earnings per Share $0.71 $0.81 $0.21

Current Strategy
• Management
– Continue to add experienced bankers in new and existing markets
• Market
– Southern Louisiana focus with complementary new market expansion
• Growth
– Leverage existing infrastructure in four markets
– Limited de novo branching
– Opportunistic, disciplined acquisition strategy
• Asset Quality
– Loan portfolio diversity
– Disciplined credit philosophy – legacy delinquencies less than 1%
• Profitability
– Expected to increase as investment in infrastructure has already been made

Attractive Markets – Baton Rouge
•
Baton Rouge is Louisiana’s second largest market by deposits and is the state capital
The farthest inland deep-water port on the Mississippi River, Baton Rouge is a major center of commercial and industrial activity, especially for the chemical and gas industry
Center for research and development, renewable energy sources, transportation, construction, and distribution. IBM announced in March 2013 plans to locate a service center in downtown Baton Rouge resulting in 800 new direct jobs
In the July/August 2013 issue, Business Facilities magazine ranked Baton Rouge the No. 1 metro area in the
United States for Economic Growth Potential

Deposit Market Share
Total Deposits: $18.0 Billion
Market Share Opportunity
Deposits Market
Rank Institution (ST) Branches ($mm) Share (%)
1 JPMorgan Chase & Co. (NY) 34 $6,853 38.4%
2 Capital One Financial Corp. (VA) 28 3,140 17.6
3 Hancock Holding Co. (MS) 32 2,002 11.2
4 Regions Financial Corp. (AL) 27 1,831 10.3
5 IBERIABANK Corp. (LA) 10 561 3.1
6 Investar Holding Corp. (LA) 5 327 1.8
7 American Gateway Finl Corp. (LA) 10 265 1.5
8 Bus. First Bancshares Inc. (LA) 1 259 1.5
9 First Guaranty Bancshares Inc. (LA) 5 225 1.3
10 Citizens Bancorp. Inc. (LA) 7 202 1.1
Total For Institutions In Market 245 17,848
•
March 31, 2014 Deposits: $355.2 million
•
March 31, 2014 Loans: $195.7
Note: Large banks defined as having over $50 billion in assets
Source: SNL Financial; Deposit data as of June 30, 2013
Large Banks
66%
Small & Mid-size
32%
Investar
2%
Banks

Note: Large banks defined as having over $50 billion in assets
Source: SNL Financial; Deposit data as of June 30, 2013
Deposit Market Share
Market Share Opportunity
Deposits Market
Rank Institution (ST) Branches ($mm) Share (%)
1 Capital One Financial Corp. (VA) 53 10,391 32.4%
2 Hancock Holding Co. (MS) 45 4,927 15.4
3 JPMorgan Chase & Co. (NY) 37 4,692 14.6
4 Regions Financial Corp. (AL) 34 2,380 7.4
5 First NBC Bank Holding Co. (LA) 26 2,289 7.1
6 IBERIABANK Corp. (LA) 23 1,515 4.7
7 Gulf Coast B&TC (LA) 15 801 2.5
8 Fidelity Homestead SB (LA) 15 679 2.1
9 CB&T Holding Corp. (LA) 3 667 2.1
10 First Trust Corp. (LA) 8 507 1.6
26 Investar Holding Corp. (LA) 3 60 0.2
Total For Institutions In Market 364 32,050
Large Banks
55%
Banks
45%
Investar
<1%
• March 31, 2014 Deposits: $81.5 million
March 31, 2014 Loans: $110.8 million
Total Deposits: $32.0 Billion
• New Orleans is Louisiana’s largest city by population and deposits
– Economy is driven by the hospitality and tourism industries – in 2012, nine million visitors spent a record $6.0 billion in New Orleans
– Fifth largest port in the United States by cargo tonnage and becoming a major port for the cruise industry, currently ranked the sixth largest U.S. cruise port
–
Small & Mid-size
In April, 2013, Bloomberg Rankings ranked the New Orleans metropolitan area No. 2 in its list of
Top 12 American Boomtowns, and Forbes ranked New Orleans sixth in its October 2013 listing of cities creating the most middle class jobs
Attractive Markets – New Orleans

Attractive Markets – Hammond
•
Hammond is the commercial hub of a large agricultural segment of Louisiana
– Home to Southeastern Louisiana University (14,000 undergraduates)
– The economy has evolved from primarily agricultural to a major distribution hub
– Home to several large distribution centers including Wal-Mart, Home Depot and Winn Dixie

Total Deposits: $1.6 Billion
•
March 31, 2014 Deposits: $83.8 million
March 31, 2014 Loans: $56.1 million
Note: Large banks defined as having over $50 billion in assets
Source: SNL Financial; Deposit data as of June 30, 2013
Deposits Market
Rank
Branches ($mm) Share (%)
1 First Guaranty Bancshares Inc. (LA) 8 630 39.4%
2 Hancock Holding Co. (MS) 6 193 12.1
3 First NBC Bank Holding Co. (LA) 4 181 11.3
4 FPB Financial Corp. (LA) 4 166 10.4
5 Regions Financial Corp. (AL) 4 136 8.5
6 Capital One Financial Corp. (VA) 2 73 4.6
7 First Trust Corp. (LA) 2 64 4.0
8 JPMorgan Chase & Co. (NY) 2 56 3.5
9 Investar Holding Corp. (LA) 1 51 3.2
10 Fidelity Homestead SB (LA) 2 23 1.4
Total For Institutions In Market 39 1,599
Deposit Market Share Market Share Opportunity
Large Banks
17%
Small & Mid-size
Banks
80%
Investar
3%
Institution (ST)

Attractive Markets – Lafayette
•
Lafayette is Louisiana’s third largest city by population and deposits
– The economy is historically driven by the oil and gas industry, but healthcare now provides the most private sector jobs
– Experiencing economic diversification as the healthcare sector grows and companies such as Bell Helicopter open plants in Lafayette
–
In Area
Development magazine’s 2013 “Leading Locations” study focusing on U.S. cities emerging from the recession, Lafayette received the top overall ranking due to the growth of the healthcare industry, including the completion and renovation of two medical centers and an unemployment rate of 3.5%

Deposit Market Share Market Share Opportunity
Total Deposits: $10.0 Billion
Deposits Market
Rank Institution (ST) Branches ($mm) Share (%)
1 IBERIABANK Corp. (LA) 29 2,725 27.3%
2 JPMorgan Chase & Co. (NY) 19 1,205 12.1
3 MidSouth Bancorp Inc. (LA) 17 640 6.4
4 Capital One Financial Corp. (VA) 10 624 6.3
5 Hancock Holding Co. (MS) 9 516 5.2
6 Home Bancorp Inc. (LA) 9 514 5.2
7 Financial Corp. of Louisiana (LA) 10 505 5.1
8 Regions Financial Corp. (AL) 9 448 4.5
9 Gulf Coast Bancshares Inc. (LA) 15 319 3.2
10 Bank of Commerce & TC (LA) 5 291 2.9
35 Investar Holding Corp. (LA) 1 6 0.1
Total For Institutions In Market 203 9,998
•
March 31, 2014 Deposits: $43.6 million
March 31, 2014 Loans: $15.6 million
Note: Large banks defined as having over $50 billion in assets
Source: SNL Financial; Deposit data as of June 30, 2013
Large Banks
23%
Small & Mid-size
Banks
77%
Investar
<1%

Growth Has Been the Story
Total Assets
+20%
+33%
+69%
+34%
+70%
Gross Loans
+21%
+38%
+66%
+34%
+70%

FCB Acquisition
FCB Acquisition
SLBB Acquisition
SLBB Acquisition
Note: Grey shading denotes the marked value of acquired assets and loans on date of the respective acquisitions of South Louisiana Bank (closed on October 1, 2011) and First Community Bank (closed on May 1, 2013)
$174
$209
$279
$375
$536
$395
$674
$228
$635
$0
$100
$200
$300
$400
$500
$600
$700
2009 2010 2011 2012 2013 3/31/2013 3/31/2014
$136
$165
$228
$306
$431
$326
$553
$197
$509
$0
$100
$200
$300
$400
$500
$600
2009 2010 2011 2012 2013 3/31/2013 3/31/2014

Loan Composition
2007 2014 Q1
Business Lending Portfolio²

Total Loans¹: $553.4 million Gross Loans¹: $53.9 million
(1) Total loans includes gross loans plus loans held for sale
(2) Business lending portfolio includes Owner Occupied CRE and C&I loans as of March 31, 2014
Retail Trade
21%
Real Estate and
Rental and Leasing
14%
Health Care and
Social Assistance
11%
Construction
9%
Professional,
Scientific, and
Technical Services
9%
Arts,
Entertainment,
and Recreation
5% Finance and
Insurance
5%
Other Industries
less than 5%
26%
Construction &
land
development
28%
Commercial RE
- Non-Owner
Occupied
15%
Commercial RE
- Owner
Occupied
17%
Residential,
farmland
22%
C&I
17%
Consumer
1%
Construction &
land
development
12%
Commercial RE
- Non-Owner
Occupied
18%
Commercial RE
- Owner
Occupied
17%
Residential,
farmland
22%
C&I
6%
Consumer
25%

0.69%
1.02%
0.68%
1.26%
0.20%
0.83%
-0.12%
0.51%
0.09%
0.24%
0.02%
0.13%
-0.20%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
2009 2010 2011 2013 2014Q1
Credit Metrics

NPAs / Total Loans + OREO
NCOs / Avg. Loans
2012
Peers¹ Investar
Peers¹ Investar
(1) Peer group consists of 2013 UBPR peers produced by the FFIEC and defined by a combination of asset size, number of branches and location in a Metropolitan Statistical Area
0.76%
4.81%
2.36%
5.30%
0.92%
4.77%
0.76%
3.20%
0.45%
2.32%
0.43%
2.22%
0.98%
0.95%
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
6.00%
2009 2010 2011 2012 2013 2014Q1
FCB Acquisition

Disciplined Lending

•
Reserves / Gross Loans¹
,
²: 0.67%
•
Reserves / (Gross Loans¹ – Acquired):  0.75%
•
(Reserves + FV Marks) / Gross Loans¹
,
²: 0.87%
1.11%
0.93%
0.79%
0.94%
0.67% 0.67%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
2009 2010 2011 2012 2013 2014Q1
Reserves / Gross Loans¹
,
²
Reserves / NPLs Provision Expense / NCOs
NM
5
205%
40%
227%
206%
0%
50%
100%
150%
200%
250%
300%
350%
2009 2010 2011 2012 2013 2014Q1
NM NM
3 4
(1) Gross loans excludes loans held for sale and net of unearned income
(2) Includes $50.1 million of loans from previous acquisitions that were marked-to-market as of March 31, 2014
(3) Reserves/NPLs for December 31, 2011 was 6,236%
(4) Reserves/NPLs for December 31, 2012 was 5,136%
(5) Investar recorded net recoveries in FY 2012
Ex Acquired NPLs
1250% 854%
1.4x
1.0x
1.7x
2.8x
2.6x
0.0x
0.5x
1.0x
1.5x
2.0x
2.5x
3.0x
2009 2010 2011 2012 2013 2014Q1

Auto Portfolio
• Core competency
– 24.3% of the loan portfolio
• Program began early 2008
– Hired an experienced team from Capital One and have added experienced personnel, most recently from Chase
• Long-term relationships with auto dealers
– Non-exclusive relationships with 56 dealerships in Baton Rouge, 44 in New Orleans and Hammond, and 37 in Lafayette
– Currently evaluating new markets including Texas, Mississippi, Alabama and Florida
• Minimized losses
• Utilize reporting capabilities
to produce static pools
– Helps identify any negative trends and effectively manage risk
• Centralized underwriting process performed by Bank
• Planned sale of pools to manage size of portfolio
• In general, servicing rights are retained (began in 2013)

Auto Portfolio – By the Numbers

•
As of March 31, 2014:
– 24.3% of loan portfolio
– 67 month average original term
– 3.87% average yield
– 740 average FICO score
– 0.04% auto-NCOs / avg. auto loans
Auto Charge-offs
Dollar values in millions
Average Auto Loans
Year Ended December 31, Three Months Ended,
2009 2010 2011 2012 2013 2013Q1 2014Q1
$30.5 $44.4 $70.0 $87.5 $108.4 $94.1 $139.8
0.23%
0.22%
0.09%
0.16%
0.22%
0.04% 0.04%
0.00%
0.05%
0.15%
0.25%
0.30%
0.35%
0.40%
0.45%
2009 2010 2011 2012 2013 2013Q1 2014Q1
0.10%
0.20%

Mortgage Banking Operations
• 12 mortgage originators
• Best efforts delivery; no hedging
• Mortgage loans are primarily underwritten for sale on the secondary market
– Generally hold jumbo loan mortgage originations (> $417,000)
• Primary source of income is from gains from the sale of these loans in the secondary market
• Recently approved to sell and service mortgage loans with Freddie Mac
• Currently selling all loans servicing released

INVESTAR
HOLDING CORPORATION

CAGR: 35%
Total Deposits ($ millions)

Deposit Composition and Growth
Deposit Composition ¹
($564.2 million)
Total Deposits
2009 - Present
• Strategy has been to bring in customers through
competitive rates, then implement an aggressive
cross-sell strategy

(1) As of March 31, 2014
$144
$228
$300
$533
$564
$0
$100
$300
$400
$500
$600
2009 2010 2011 2012 2013 Q1 2014
$184
$200
Noninterest
bearing
11%
NOW accounts
17%
Money market
13%
Savings
accounts
9%
CDs
50%

Net Interest Margin (%)

Efficiency Ratio1 (%)
Noninterest Expense / Avg. Assets (%)

Year Ended,
2009 2010 2011
2012 2013
2014Q1
Employees 23 49 70 100 167 167
Locations 2 4 5 7 10 10
3.28%
3.43%
4.09%
4.04%
4.10%
3.93%
2.00%
2.50%
3.00%
3.50%
4.00%
4.50%
2009 2010 2011 2012 2013 2014Q1
Performance Metrics

Net Interest Margin
Expense Ratios
(1) Efficiency ratio is a non-GAAP financial measure
(2) Represents annualized Q1 2014 data
69.6%
74.5%
80.1%
74.3%
78.1%
77.7%
2.55%
3.19%
3.82%
3.65%
3.83%
3.31%²
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
50.0%
60.0%
70.0%
80.0%
90.0%
100.0%
2009 2010 2011 2012 2013 2014Q1

INVESTAR
HOLDING CORPORATION

Pre-tax Income ($thousands)

Profitability
+120%
+37%
+29%
+123%
+45%

Pre-Tax Income
$500
$1,098
$1,501
$3,340
$4,316
$899
$1,303
$0
$500
$1,000
$1,500
$2,000
$2,500
$3,000
$3,500
$4,000
$4,500
$5,000
2009 2010 2011 2012 2013 2013Q1 2014Q1

Opportunistic Acquirer
• Two whole bank transactions since 2011
• Processes and infrastructure established to analyze selective opportunities going forward

•
Announced: June, 2011
•
Closed: October, 2011
•
1 Branch in Prairieville, LA
•
$31.5 million in gross loans¹
•
$38.6 million in deposits¹
•
Announced: January, 2013
•
Closed: May, 2013
•
2 Branches – Hammond and Mandeville, LA
•
$77.5 million in gross loans¹
•
$86.5 million in deposits¹
Entered Ascension Parish with 3.4% deposit
market share
Capital accretive
Management talent
Recorded bargain purchase gain (86% of book
value)
Initial entrance into Hammond market plus
another location in the New Orleans MSA
South Louisiana Business Bank First Community Bank
• Focused on existing footprint and complementary markets in Southern Louisiana
• 63% of Louisiana-headquartered banks < $250 million in assets²
• 83% of Louisiana-headquartered banks < $500 million in assets²
Current Landscape
(1) Based on fair values at time of closing
(2) As of March 31, 2014
Rationale
Rationale
•
•
•
•
•

Pro Forma Capital Ratios
Note: Assumes $46.0 million in gross proceeds
TCE / TA¹
Tier 1 Leverage
Ratio
Tier 1 RBC Ratio Total RBC Ratio

11.69%
7.94%
13.31%
11.67%
8.80%
14.26%
14.36%
10.21%
17.60%
15.14%
10.84%
18.24%
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%
12.00%
14.00%
16.00%
18.00%
20.00%
At March 31, 2014 Pro Forma At December 31, 2011
(1) Tangible Common Equity / Tangible Assets is a non-GAAP financial measure
Note: Assumes $46.0 million in gross proceeds

Investment Highlights
• Strong historical balance sheet and earnings growth
• Meaningful organic opportunities exist in market
• Profitable with room to grow into current infrastructure
• Clean asset quality
• Experienced management team
• Experienced, disciplined acquirer
• Committed level of insider ownership (currently 14%) and planned purchases in offering

27 Appendix

Loan Composition

Loan Composition Year Ended December 31, Quarter Ended,
2011 2012 2013 March 31, 2014
Amount % Amount % Amount % Amount %
Mortgage Loans on Real Estate
Construction and Land
Development
$21,171 9.61% $20,271 7.02% $63,170 12.53% $62,719 11.87%
1-4 Family 46,664 21.19 54,813 18.98 104,685 20.77 113,911 21.56
Multifamily 1,454 0.66 1,750 0.61 14,286 2.83 17,666 3.34
Farmland 8 0.00 64 0.02 830 0.17 2,314 0.44
Non-farmland, Non-
residential
56,467 25.64 99,927 34.61 157,363 31.22 165,381 31.31
Commercial and Industrial
11,499
5.22
15,319
5.30
32,665
6.48
33,900
6.42
Consumer Installment Loans
Auto Loans 79,945 36.30 93,062 32.23 126,704 25.13 128,189 24.27
Other Consumer Installment 3,041 1.38 3,547 1.23 4,392 0.87 4,169 0.79
Total Loans $220,249 100.00% $288,753 100.00% $504,095 100.00% $528,249 100.00%

Dollar values in millions
Number of Financial Data as of,
Market Branches 12/31/2012 12/31/2013 3/31/2014
Baton Rouge 5 $276.0 $354.4 $355.2
New Orleans 3 $4.1 $73.7 $81.5
Hammond 1 -- $76.4 $83.8
Lafayette 1 -- $28.0 $43.6
Loans and Deposits by Market

Dollar values in millions
Operations Financial Data as of,
Market Commenced 12/31/2012 12/31/2013 3/31/2014
Baton Rouge June, 2006 $133.6 $176.3 $195.7
New Orleans December, 2012 $36.5 $101.5 $110.8
Hammond May, 2013 --  $66.3 $56.1
Lafayette July, 2013 --  $11.5 $15.6
Loan Overview
Deposit Overview

Per Share Growth

TBV / Share
+5%
+3%
+4%
+8%
+5%
Diluted EPS
+105%
+9%
+14%
+51%
+17%
$10.88
$11.46
$11.79
$12.68
$13.24
$12.83
$13.50
$0.00
$2.00
$4.00
$6.00
$8.00
$10.00
$12.00
$14.00
2009 2010 2011 2012 2013 2013Q1 2014Q1
$0.21
$0.43
$0.47
$0.71
$0.81
$0.18
$0.21
$0.00
$0.10
$0.20
$0.30
$0.40
$0.50
$0.60
$0.70
$0.80
$0.90
2009 2010 2011 2012 2013 2013Q1 2014Q1

Non-GAAP Financial Measures

Dollar values in thousands except per share amounts
Year Ended December 31, Three Months Ended,
2009 2010 2011 2012 2013 2013Q1 2014Q1
Total Stockholders' Equity - GAAP $15,219 $16,814 $35,166 $43,553 $55,483 $44,697 $56,498
Adjustments
Goodwill $0 $0 $2,684 $2,684 $2,684 $2,684 $2,684
Other Intangibles $0 $0 $155 $145 $573 $142 $563
Tangible Equity $15,219 $16,814 $32,327 $40,724 $52,226 $41,871 $53,251
Total Assets - GAAP $173,915 $209,465 $279,330 $375,446 $634,946 $395,457 $673,964
Adjustments
Goodwill $0 $0 $2,684 $2,684 $2,684 $2,684 $2,684
Other Intangibles $0 $0 $155 $145 $573 $142 $563
Tangible Assets $173,915 $209,465 $276,491 $372,617 $631,689 $392,631 $670,717
Total Shares Outstanding
Book Value Per Share $10.88 $11.46 $12.82 $13.56 $14.06 $13.70 $14.32
Effect  of Adjustment $0.00 $0.00 ($1.03) ($0.88) ($0.82) ($0.87) ($0.82)
Tangible Book Value Per Share $10.88 $11.46 $11.79 $12.68 $13.24 $12.83 $13.50
Total Equity to Total Assets 8.75% 8.03% 12.59% 11.60% 8.74% 11.31% 8.38%
Effect of Adjustment 0 0 (0.90) (0.67) (0.47) (0.64) (0.44)
Tangible Equity to Tangible Assets 8.75% 8.03% 11.69% 10.93% 8.27% 10.67% 7.94%
Efficiency Ratio
Noninterest Expense $4,052 $6,195 $8,615 $11,645 $19,024 $3,574 $5,385
Income before Noninterest Expense $4,552 $7,293 $10,116 $14,985 $23,340 $4,473 $6,688
Provision $1,273 $1,019 $639 $685 $1,026 $89 $245
Efficiency Ratio 69.6% 74.5% 80.1% 74.3% 78.1% 78.3% 77.7%
Tangible book value per share, the ratio of tangible equity to tangible assets, and the efficiency ratio are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures. Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share or any other measure calculated in accordance with
GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names. The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.